Exhibit 99.2

FOR IMMEDIATE RELEASE

NovaDel Announces Changes to the Board of Directors

Flemington, NJ, December 15, 2005 – NovaDel Pharma Inc. (AMX: NVD) announced the election of J. Jay Lobell as a member of its Board of Directors effective December 14, 2005. Mr. Lobell is a Director, Chief Executive Officer and Secretary of Paramount Acquisition Corp. Mr. Lobell is also President and Chief Operating Officer, Paramount BioCapital Asset Management Inc. and Paramount Biosciences, LLC and a Registered Representative, Paramount BioCapital Inc.

“Paramount is a major stockholder of the Company and we are pleased to have their representation on our Board of Directors,” stated Dr. Egberts, NovaDel’s Chief Operating Officer. The Board of Directors also announced that it has accepted the resignation of Dr. Mark H. Rachesky as a member of the Board of Directors.

About NovaDel Pharma, Inc.
NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.:	Investor Contact:
Michael Spicer	John Nesbett / Michael Crawford
Chief Financial Officer	The Investor Relations Group
(908) 782-3431 ext. 2550	(212) 825-3210